EXHIBIT 3

               300 LAKE ROAD ENVIRONMENTAL REMEDIATION ESCROW
                     FUND AGREEMENT DATED JULY 14, 1995


   The parties agree for valuable consideration received to their full satisfaction as follows:

1.   The Parties.

     1.1 Fabrilock, Inc. is a Connecticut corporation. It has an address of P.O. Box 270109, West Hartford, CT 06127

     1.2  Fabrilock, Inc. is referred to below as Fabrilock.

     1.3 Corcap Eastern, Inc. is a Nevada corporation. It has an address of 90 State House Square, Hartford, CT 06103.

     1.4  Corcap Eastern, Inc. is referred to below as Corcap.

     1.5 Courtney, Fink & Forbes is a Connecticut Certified Public Accounting Firm. It has an address of 533 Cottage Grove Road, Bloomfield, Connecticut, 06002.

     1.6  Courtney, Fink & Forbes is referred to below as Escrow Agent.

     1.7 Corcap, Inc., is a Nevada corporation, with an address of 90 State House Square, Hartford, Connecticut 06103 ("Corcap, Inc.")

     1.8 Fabrilock, Corcap, Escrow Agent and Corcap, Inc. are collectively referred to below as the Parties.

2.   Reason for Fund.

     2.1 Fabrilock is the purchaser and Corcap is the seller of 300 Lake Road, Killingly, Connecticut.

     2.2 Environmental Phase I and Phase II investigations of 300 Lake Road, conducted by Haley & Aldrich, Inc. have revealed that 300 Lake Road contains environmental contamination and an underground fuel storage tank.

     2.3 Haley & Aldrich, Inc. has negotiated with the Connecticut Department of Environmental Protection ("DEP") a conceptual remediation plan for a cleanup of the 300 Lake Road contamination which has been approved by the DEP pursuant to a letter from Edward Parker, Commissioner, dated October 18, 1994.

     2.4 Corcap and Fabrilock wish to close the purchase of 300 Lake Road notwithstanding the contamination and the presence of the underground fuel storage tank.

     2.5 Corcap and Fabrilock have agreed to establish an Environmental Remediation Escrow Fund (the "Fund"), and Escrow Agent has agreed to act as escrow agent for the Fund.

     2.6 Corcap, Inc. owns 100% of the issued and outstanding stock of Corcap. It is important to Corcap, Inc. that Corcap sell 300 Lake Road, Killingly to Fabrilock and Corcap is entering into this Agreement to induce Fabrilock to purchase 300 Lake Road.

3.   Establishment of Remediation Escrow Fund.

     3.1  By its signature below, Escrow Agent acknowledges:

          a. receipt from Fabrilock of $25,000.00 by a check, subject to collection;

          b. receipt from Corcap, Inc. of 27,000 shares of common stock of CompuDyne Corporation (the "Shares") which have a fair market value of $70,000.00 based upon the average of the bid and asked prices of CompuDyne common stock for the six months prior to today's date.

          c. receipt from Corcap of $5,000.00 by a check, subject to collection.

     3.2 The money in the Fund deposited pursuant to Section 3.1 hereof and any other provision of this Agreement is called the "Money".

4. The Shares of Stock. Corcap, Inc. shall continue to own such Shares with all attendant rights of ownership including, without limitation, voting and dividend rights, but shall not be able to transfer or sell them except in accordance with the terms of this Agreement. Commencing with the quarter ended September 30, 1995 and ending the earlier of (a) the release of all Shares in the Fund (and the redeposit of monies received in exchange for the Shares back into the Fund) or (b) the issuance of a certificate of completion by the DEP, or similar evidence of compliance with DEP regulations (the "Certificate"), ten days prior to the end of each calendar quarter, the Escrow Agent shall release to Corcap, Inc. in trust four thousand (4,000) Shares. Corcap, Inc. shall sell such shares pursuant to Rule 144 under the Securities Act of 1993, as amended ("Rule 144"), prior to the end of such quarter. Corcap, Inc. may aggregate such Shares with other shares of CompuDyne common stock it may be selling under Rule 144 for such quarter. Upon receipt of the proceeds of the sale of such Shares, Corcap, Inc. shall promptly remit such proceeds to the Escrow Agent who shall deposit such proceeds into the Fund. Corcap, Inc. may, at its option, instruct the Escrow Agent to release additional Shares to it in accordance with the preceding three sentences. In no event shall Corcap or Corcap, Inc. be obligated to sell Shares in violation of the Securities Act of 1993, as amended, or the rules and regulations thereunder.

     If any of such Share proceeds are expended pursuant to this agreement, Fabrilock shall make Corcap, Inc. whole for any amounts so expended within six (6) months of the issuance of the Certificate by paying Corcap, Inc. cash in an amount equal to the aggregate sales price of such Shares. The unused portion of Shares or cash equivalents shall be released to Corcap, Inc. upon receipt of the Certificate.

5.   Approved Investments.

     5.1  Upon direction, Escrow Agent shall invest the Money as follows:

          a. a savings or money market account in a bank having assets of at least $50,000,000.00; or

          b. in CD's or money market funds of a financial institution with assets of at least $50,000,000.00; or

          c. in securities backed by the full faith and credit of the United States of America or the State of Connecticut.

     5.2 All investments must be subject to withdrawal upon no greater than thirty (30) days and such investments shall be staggered so that at least one half shall be available to Escrow Agent upon no greater than fifteen (15) days notice.

6.   Release From Escrow; Termination of Escrow.

     6.1 Escrow Agent shall release the Money or portions of the Money only upon any one of the following:

          (a) the amount drawn represents payments owed to Haley & Aldrich, Inc. or a successor environmental remediation company (the "Remediation Company") or the DEP for; (i) remediation work performed at 300 Lake Road, (ii) underground storage tank deactivation, or (iii) fees required to be paid to the DEP arising from the foregoing clauses (i) and (ii) and for the payment by Fabrilock of any fees relating to the Form III Certificate submitted by Corcap Eastern, Inc. to the DEP pursuant to Connecticut General Statutes Section 22a-134 to 22a-134(d), inclusive.

          (b) a signed statement from the Remediation Company that 300 Lake Road has been cleaned and/or the underground storage tank deactivated in accordance with DEP requirements and all DEP fees have been paid in connection therewith and as may be required to be paid pursuant to this Agreement.

          (c)  Pursuant to Section 4 above.

     Any Money released from the Fund pursuant to this Section 6.1 shall be paid by the Escrow Agent which shall make the payment required.

     6.2 Escrow Agent shall release portions of the Money pursuant to Section 6.1(a) and (b) only after receipt of a signed statement from Fabrilock that the work performed by the Remediation Company has been performed, along with a copy of the billing statement from the Remediation Company, or that the fees required to be paid to the DEP pursuant to this Agreement have been paid accompanied by satisfactory evidence of payment.

     6.3 Escrow Agent shall in no event be required to resolve any controversy concerning the Fund or take any action concerning any such controversy.

     6.4 When the conditions set forth in Section 6.1(b) are met, the Escrow Agent shall (i) return all Shares and cash equivalents for such Shares that may be included with the Money to Corcap and (ii) pay all other Money, excluding interest on such Money, to Fabrilock. Interest shall be paid to Corcap and Fabrilock in the same proportion as the amount of Money contributed by each of them.
          Upon the release of all Shares and the payment of all Money pursuant to the foregoing, the Fund shall terminate. This Agreement shall terminate upon the satisfaction of each party's respective obligations under this Agreement.

7. Insufficient Money. If the Money in the Fund is not adequate to enable Escrow Agent to make payments, Escrow Agent shall sell enough Stock to allow for the payment but only in accordance with Section 4 hereof including the limitations set forth therein.

8. Interest. Escrow Agent shall remit all interest and/or dividends accruing on the Money to the Fund when received by the Escrow Agent.

9. Dividends. Escrow Agent shall remit all dividends and distributions accruing or the Stock to Corcap within five (5) days of receipt. Corcap shall retain all rights of ownership including, without limitation, voting and dividend rights, but shall not be able to transfer or sell them except in accordance with the terms of this Agreement.

10.  Additional Deposits.

     10.1 Every month, during the term of this Agreement, by the tenth (10th) day of each month, Fabrilock shall make a $2,500.00 deposit to Escrow Agent for the Fund to become a portion of the Money.

     10.2 Every six months, Escrow Agent shall determine the fair market value of the Stock based upon the average of the bid and asked prices of CompuDyne common stock for the six months prior to the date of determination. If the aggregate fair market value of the shares remaining in the Fund at such determination date is less than 75% of:
          (i) $70,000.00 less (ii) the amount of the cash proceeds delivered to the Escrow Agent pursuant to Paragraph 4, hereof, (the sum of (i) and (ii) is referred to hereinafter as the "Stock Adjustment Value") the Escrow Agent shall so inform Corcap which shall, within fifteen (15) days place additional stock with Escrow Agent so that the fair market value of the shares of stock in the Fund equals the Stock Adjustment Value. If the aggregate fair market value has increased to 125% or more of the Stock Adjustment Value, Escrow Agent shall, within (15) days, return Stock to Corcap so that the aggregate fair market value of the shares of Stock in the Fund equals the Stock Adjustment Value.

11.  Concerning the Escrow Agent.

     11.1 Fees and Expenses. Escrow Agent shall not be entitled to any compensation or reimbursement for any expenses, disbursements or advances in connection with the performance of its duties hereunder except as expressly provided herein.

     11.2 Resignation and Removal. Escrow Agent may resign and be discharged from its duties hereunder at any time by giving notice of such resignation to the other parties hereto specifying a date (not less than thirty (30) days after the giving of such notice) when such resignation shall take effect. Promptly after such notice, a successor shall be appointed by mutual agreement of the other parties, such successor to become the Escrow Agent hereunder upon the resignation date specified in such notice. If the other parties are unable to agree upon a successor Escrow Agent within thirty (30) days after such notice, Escrow Agent shall be entitled to appoint its successor. Escrow Agent shall continue to serve as Escrow Agent until its successor accepts the Fund. The other parties hereto may agree at any time to substitute a successor Escrow Agent by giving notice thereof to the Escrow Agent then acting.

     11.3 Performance. Escrow Agent shall undertake to perform such duties as are specifically set forth herein. It shall not be liable for any mistake of fact or error of judgment made in good faith or for any acts or omissions by it of any kind other than its willful misconduct or gross negligence. It shall be entitled to rely, and shall be protected in doing so, upon (i) any written notice, instrument or signature believed by it to be genuine and to have been signed or presented by the proper party or parties duly authorized to do so, and (ii) the advice of counsel (which may be of the Escrow Agent's own choosing). The Escrow Agent shall have no responsibility for the contents of any writing submitted to it hereunder and shall be entitled in good faith to rely without any liability upon the contents thereof.

     11.4 Indemnification. Corcap and Fabrilock agree to indemnify the Escrow Agent and hold it harmless against any and all liabilities incurred by it hereunder, except for liabilities incurred by the Escrow Agent resulting from its own willful misconduct or gross negligence.

     11.5 Interpleader. If at any time prior to the termination of this Agreement, conflicting demands are made upon the Escrow Agent for the Money or any other assets in the Fund, the Escrow Agent shall be authorized to bring an interpleader action in any court of competent jurisdiction. If a suit is commenced against the Escrow Agent, it may answer by way of interpleader and name the other parties hereto (or any of them) as additional parties to such action, and the Escrow Agent may tender the Money or any other assets in the Fund into such court for determination of the respective rights, titles and interests of the other parties therein. If and when the Escrow Agent shall so interplead such parties, or any of them, and deliver the Money or any other assets in the Fund to the Clerk of such court, all of its duties hereunder shall cease, and it shall have no further obligation concerning the Money or any other assets in the Fund. Upon tender of the Money or any other assets in the Fund to the clerk of such court, the Escrow Agent shall be entitled to receive from the other parties its reasonable attorney's fees and expenses incurred in connection with the interpleader action. As between the other parties, such fees, expenses and other sums shall be paid by the party which does not prevail in the proceedings brought to determine the appropriate release of the Money or any other assets in the Fund. Nothing herein shall prejudice any other right or remedy of the Escrow Agent.

     11.6 Discharge by Delivery. After the Escrow Agent has delivered the Money or any other assets in the Fund pursuant to the terms of this Agreement the Escrow Agent shall have discharged all of its obligations hereunder, and none of the other parties hereto shall thereafter have any claim against the Escrow Agent on account of this Agreement.

12.  Miscellaneous.

     12.1 Binding Effect. This Agreement will be binding upon, inure to the benefit of, and be enforceable by the respective successors and assigns of the parties hereto.

     12.2 Entire Agreement; Amendments. This Agreement, as read in conjunction with the Lease, contains the entire understanding of the parties with respect to the subject matter hereof, and may be amended only by an instrument duly executed by all the parties hereto.

     12.3 Notices. All notices given under any of the provisions of this Agreement shall be deemed to have been duly given when made in writing and either delivered personally to the party to whom notice is to be given or on the date mailed by certified mail, return receipt requested, postage prepaid, or sent by nationally recognized delivery service, charges prepaid, addressed as follows:

          (a)  If to Corcap:

                              Corcap Eastern, Inc.
                              90 State House Square
                              Hartford, CT 06103

          (b)  If to Fabrilock:

                              Fabrilock, Inc.
                              300 Lake Road
                              Killingly, CT 06239

          (c)  If to Escrow Agent:

                              Courtney, Fink & Forbes
                              533 Cottage Grove Road
                              Bloomfield, CT 06002
                              Attn:  Russell Fink

     or to such other address as each party shall specify by written notice to the other parties hereto. Any notice served upon the Escrow Agent shall also be sent to all the other parties.

     12.4 Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Connecticut, without regard to the choice of law rules utilized in that jurisdiction.

     12.5 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

     12.6 Continuing Effect. This Agreement shall remain in full force and effect until the Escrow Agent has delivered the Funds held by it hereunder in accordance with the terms hereof.

     12.7 Headings. Section and Paragraph headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.


     IN WITNESS WHEREOF, the undersigned have duly executed this instrument this 14th day of June, 1995.


WITNESS:                           FABRILOCK, INC.


/s/ Michael S. Stiebel             By: /s/ James M. Godbout

                                      Its President
_____________________________



WITNESS:                           CORCAP EASTERN, INC.


/s/ Anju Gupta                     By: /s/ Norman Silberdick

                                      Its
_____________________________


WITNESS:                           CORCAP, INC. (100% owner of
                                      Corcap Eastern, Inc. and holder of the
                                      Shares)


/s/ Anju Gupta                    By: /s/ Norman Silberdick
                                      Norman Silberdick
                                      Its President
_____________________________


WITNESS:                           COURTNEY, FINK & FORBES


 /s/ Michael S. Stiebel               By: /s/ Russell Fink
                                      Russell Fink
                                      Its
_____________________________